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                                  Exhibit 12

Dobson Communications Corporation
Ratio of Earnings to Fixed Charges

                                                                                         Pro Forma
                                      1992       1993       1994     1995      1996         1996
                                      ----       ----       ----     ----      ----         ----

Net income (loss)                   $(1,395)    $  541    $  462    $1,104    $(1,421)    $(31,488)
Extraordinary items                     (90)         -      (228)        -        527          850
Accounting Change                         -       (641)        -         -          -            -
Interest Expense                      2,284      2,276     2,926     3,824      6,477       34,160
Amortization of Deferred
  Financial Costs                         0          0         0        90        267        1,103
Provision for Income Taxes             (856)       (78)      119       738       (411)        (525)
                                    --------------------------------------------------------------
Earnings                            $   (57)    $2,098    $3,279    $5,756    $ 5,439     $  4,100
                                    --------------------------------------------------------------
                                    --------------------------------------------------------------

Interest Expense and Amortization   $ 2,284     $2,276    $2,926    $3,914    $ 6,744     $ 35,263
Ratio of Earnings to Fixed Charges      n/a        n/a  1.120643  1.470618        n/a          n/a
Earnings Deficiency                 $(2,341)    $ (178)      n/a       n/a    $(1,305)    $(31,163)

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